Exhibit 10.7

居无忧服务站加盟协议

Ju51 Service Station Franchise Agreement

Date of Agreement: Agreement No.:

Party A:	Party B: Xinyu Xingbang Information Industry Co., Ltd.

In accordance with the Contract Law of the People’s Republic of China and related laws and regulations, the following agreement is made by and between Party A and Party B concerning Party A’s establishing the service station in ju51 based on the principle of equality, free will and friendly negotiation.

I. Cooperation Details

1. Party B, as the owner of the ju51platform (http://www.ju51.com), a national ecommerce model enterprise, has the operation right to the ju51 products and advertising agency services, is responsible for providing the channel for development, exploitation, promotion and operations for ju51 products and advertising agency services and Party B has the right to invite investment for and approve ju51 service stations.

2. To increase the sources of Party A’s online and offline service income, upon Party B’s approval, it is agreed that Party A shall establish the service station in ju51 under the name of “Ju51 Service Station” (hereinafter, the “Service Station”), and to provide after sale and related services in connection with ju51 products and advertising agency business in County (District), City, Province. Based on Party B’s authorization, Party A shall be responsible for the operation of the ju51 local service platform in its area, the operation and publishing of Ju51 Periodical (Local Edition), regional platform promotion, development and management of the regional experience center, integration of regional brands and manufacturers, regional client services and sales of ju51’s other products and shall develop members in the decoration industry such as merchants, decoration technicians and special members according to ju51’s overall strategic plan.

3. Party A undertakes to employ business personnel to fulfill the business objectives and tasks and accept the responsibility assessment pursuant to the requirements and objectives of the Responsibility Statement for Business Objectives of Ju51 Service Station (See Appendix 1 herein).

4. Party A undertakes to decorate the Service Station according to requirements provided by Party B within half a month from the date of execution of this Agreement and pays for the decoration costs. The decoration rendering is subject to Party B’s approval before actual decoration. Party A shall assume all responsibilities for failure of acceptance inspection due to unauthorized decoration. The service station with failure of decoration shall rectify it according to Party B’s written rectification notice. If Party A fails to rectify it within one month, Party B is entitled to terminate the cooperation unilaterally without any responsibility.

5. Party A undertakes to arrange accommodation and bear the accommodation costs for Party B’s personnel who provide related training and counseling services at Party A’s place during the cooperation.

6. Based on Party B’s authorization, Party A acting as agency for Party B’s platform services can get the commissions from the agency fees and from Ju51 Mall transactions in a certain proportion. The proportion of commissions is subject to the policy issued by Party B.

7. Both parties shall designate a staff to contact the financial staff of the other party and use their bank account stated at the place with seals as their respective collection accounts on a monthly basis pursuant to the Ju51’s regulations. The settlement process is that Party B pays to Party A the service commissions for previous month before the 10th day next month after Party A issues the invoice to Party B subject to verification of the accounts by both parties.

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居无忧服务站加盟协议

II. Cooperation Period and Payment

1. The cooperation period is one year and shall be calculated after 45 days from the date when Party A signs this Agreement and pays the agency fee. After the end of cooperation, both parties may negotiate the renewal of this Agreement according to Party A’s achievement of the business objectives.

2.Party A shall pay the franchise fee of RMB10,000 (in words: RMB Ten Thousand Only) to Party B’s designated bank account within 7 days after execution of this Agreement, and Party B shall issue the invoice to Party A. Party A will officially obtain the qualification for Ju51 Service Station after signing and payment. In case of failure to pay the annual franchise fee more than 7 days, this Agreement shall be deemed invalid.

3. The payment herein shall be transferred by Party A to Party B’s designated corporate bank account. Party B shall not be liable for any dispute due to paying Party B’s salesmen in cash.

III. Collection and Refund of Service Deposit

1. Party A shall pay to Party B the service deposit of RMB10,000 (in words: RMB Ten Thousand Only), which shall be collected by Party B by deducting from the service charges for Party A’s preliminary service station or from the business commissions . After the deposit of RMB Ten Thousand Only is received, Party B shall issue the receipt. Party B shall pay to Party A the earned income normally thereafter. In case of no violations by Party A, the service deposit shall be refunded in full without interest subject to Party B’s approval after the end of cooperation.

2. Such service deposit shall be used for compensation or fine due to Party A’s service quality. If compensation or fine is required, Party B will deduct it from the deposit paid by Party A that shall make up for the relevant deposit to Party B without delay. If Party A is disqualified from being a service agency due to violations or breach of contract, the deposit collected by Party B shall not be refunded. Party B must apply in writing one month in advance in case of unilateral request for withdrawal from agency without violations or breach of contract. Party A shall fulfill its obligations for the services that are not completed pursuant to the Regulations on Management of Ju51 Service Station (Refer to Appendix 2). The service deposit shall be refunded to Party A without interest at the approved amount according to the said refund procedures within 15 working days after Party A completes the last delivery and installation services.

IV. Party A’s Rights and Obligations

(I) Rights

1. Party A has the service right of Ju51 product flagship stores in such area and engages in development and management of Ju51 consumption map drawing, service flagship stores, product flagship stores, home furnishing experience center, specialty experience center and shopping guide members, platform advertising and sales of package advertising, supervision of shopping guide orders, collection and matching for information such as buyers, merchants, market distribution, needs and trends in the name authorized by Party B including “Ju51 Service Station”.

2. Party A may provide the shopping guide services in the name of the product flagship store brand for such brand in Ju51.

3. Party A may apply to the service and product flagship stores for promotional prices or group buying prices for partial products or services according to the actual market conditions based on no violation of Ju51’s regulations.

(II) Obligations

1. Party A shall comply with the Regulations on Management of Ju51 Service Station to safeguard the legal rights and interests of customers and flagship stores.

2. Party A shall provide full-time staff to offer the shopping guide services to customers and ensure that customer service is online in the business hours and timely response is given to customer inquiry.

3. Party A shall effectively supervise the compliance of the transactions arising from the Ju51 Home Life Experience Center and Chi51 Local Specialty Center.

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4. Party A shall cooperate to implement Ju51’s policies and end-user promotional events.

5. Party A shall not engage in the services outside the scope authorized by Party B in the name of Party B and shall report the special request to Party B and obtain Party B’s written approval before carrying it out.

6. Party A is Party B’s close partner. Party B shall have the ownership of all information, data obtained by both parties during cooperation and the maps, picture albums, forms, books & periodicals, advertising and image design made based on such information and data (but not limited to these), which shall not be used by Party A unilaterally or transferred to any third party without Party B’s consent. Party A shall assume confidentiality obligations. In case of violation by Party A, Party B is entitled to terminate this Agreement and Party A shall be held responsible for breach of contract.

V. Party B’s Rights and Obligations

(I) Rights

1. Party B has the ownership of Ju51 platform.

2. Party B has the right to implement the Regulations on Management of Ju51 Service Station and other regulations on operations.

3. Party B has the right to supervise the participants of Ju51.

(II) Obligations

1. Platform Building: Party B shall invest the manpower, material and financial resources in building the Ju51 platform and continue to improve the software and hardware facilities.

2. Advertising Support: Party B shall provide the flagship store brands with the related media platforms such as Ju51 for market promotion and marketing services.

3. Mall Promotion: Party B shall organize the Ju51 promotional events on a regular basis to help the service station boost the sales.

4. Platform Management: Party B shall set the rules on operations of Ju51 platform and effectively supervise the platform participants.

5. Rights and Interests Safeguarding: Party B shall safeguard the legal rights and interests of customers, members and manufacturers based on integrity and compliance.

VI. Termination

If one of the following events occurs from the effective date of cooperation, Party B is entitled to terminate this Agreement unilaterally and no annual franchise fee is refunded: (1) Party A’s decoration fails to comply with the stipulated standards and progress; (2) Party A’s failure to sign the Responsibility Statement for Business Objectives and failure to implement the business objectives assigned by Party B; (3) Party A’s poor achievement of business objectives. The achievement rate for 2 consecutive quarters is less than 60%; (4) the payment collected by Party A as agency for ju51 platform is not handed over as required.

VII. Dispute Resolution

1. Both parties undertake to recognize and follow the Regulations on Management of Ju51 Service Station and exercise their respective rights and obligations.

2. Additions to the uncovered matters herein shall be proposed in writing, and such additions shall become effective after signatures and seals by the representatives authorized by both parties.

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居无忧服务站加盟协议

3. Any dispute arising from this Agreement shall be settled by both parties through negotiation. If the dispute is not settled through negotiation, either party may bring a suit before the court of competent jurisdiction.

VIII. Effectiveness

This Agreement is executed in two counterparts, and each party shall hold one copy. It shall take effect from the date of signatures and seals.

IX. Appendixes

Appendix 1: Responsibility Statement for Business Objectives of Ju51 Service Station;

Appendix 2: Regulations on Management of Ju51 Service Station.

Party A (Seal):	Party B (Seal): Xinyu Xingbang Information Industry Co., Ltd.
Address:	Address: 1108 Saiwei Road, Xinyu High-tech Development Zone, Jiangxi
Legal (or Authorized) Representative:	Legal (or Authorized) Representative:
Tel:	Contact:
Deposit Bank:	Deposit Bank:
Bank A/C No.:	Bank A/C No.:

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